THE AQUINAS FUNDS, INC.

FORM N-SAR

Report for the Period Ended June 30, 2002


Item 77J - Revaluation of Assets or Restatement of Capital Share Accounts

In accordance with the provisions of Statement of Position 93-2, "Determination, Disclosure and
Financial Statement Presentation of Income,
Capital Gain and Return of Capital Distributions by Investment Companies," the Funds are required to report the accumulated net investment income
(loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, reclassifications were recorded to increase
(decrease)paid-in capital in excess of par by $0, $(4,276),$(267,959) and $(53,535);
increase (decrease) undistributed net
investment income by $(2,585),
$4,276, $267,959 and $53,535 and increase
(decrease) accumulated net
realized gain by $2,585, $0, $0 and
$0 for the Fixed Income, Value, Growth and
Small-Cap Funds, respectively.

These reclassifications have no impact on the net asset values of the Funds and are designed to present the Funds' capital accounts on a tax basis.